SHAREHOLDERS AGREEMENT


         This Shareholders Agreement (the "Agreement") is made and entered into as of _______, 1998 between White River Ventures, Inc., a Delaware corporation ("WRV"), and Capricorn Investors, II L.P., a Delaware limited partnership ("Capricorn" and each of Capricorn and WRV is sometimes referred to herein as a "Shareholder" and together as the "Shareholders").

                                 R E C I T A L S

         WRV owns 7,247,564 shares of Common Stock of the Company.

         Capricorn purchased 1,337,000 shares of Common Stock of the Company from WRV pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of July 21, 1998.

         It was a condition to the closing of the sale of shares of Common Stock to Capricorn pursuant to the Stock Purchase Agreement that the parties enter into this Agreement.

         The Shareholders wish to specify certain restrictions on the transfer and voting of Common Shares.

         In consideration of the foregoing and of the mutual agreements contained herein, the parties hereto agree as follows:

1.       DEFINITIONS.

         "Affiliate" shall have the meaning ascribed to such term in Section 2(g) hereof.

         "Capricorn" shall mean Capricorn Investors, II L.P. and its Affiliates, if any, who have agreed to be bound by the provisions hereof pursuant to Section 2(g) hereof.

         "Common Shares" shall mean shares of the Common Stock of the Company, par value $0.10 per share.

         "Company" shall mean CCC Information Services Group Inc., a Delaware corporation.

         "Excluded Sale" shall mean any Sale after February __, 2001 which is any of (i) a Public Sale, (ii) a Sale pursuant to Rule 144 under the Securities Act or (iii) a distribution by Capricorn of Common Shares to its investors.

         "Person" shall mean and include natural persons, corporations, partnerships, limited partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

         "Public Sale" shall mean a Sale of Common Shares pursuant to an effective registration statement under the Securities Act.

         "Sale" shall mean any offer, offer to sell, offer for sale, sale, assignment, contract of sale, disposition of an interest in or transfer, grant of a participation in, pledge or other disposal of any Common Shares (or any solicitation of any offers to buy or otherwise acquire, or take a pledge of, any Common Shares), other than (i) any pledge of Common Shares in connection with the extension of credit by a bank, broker-dealer or other financial institution or (ii) any Excluded Sale.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shareholder" shall mean any of Capricorn and WRV and their respective Affiliates, if any, who have agreed to be bound by the provisions hereof pursuant to Section 2(g) hereof.

         "WRV" shall mean WRV and its Affiliates, if any, who have agreed to be bound by the provisions hereof pursuant to Section 2(g) hereof.

2.       RESTRICTIONS ON TRANSFER.

         (a) GENERAL RESTRICTIONS. Except as otherwise provided in Section 2(g) hereof, each Shareholder agrees that it will not effect any Sale other than a sale to the other Shareholder, unless the Shareholder shall have complied with all applicable provisions of this Agreement.

         (b) RIGHT OF FIRST OFFER. Except as set forth in Section 2(g) hereof, neither Shareholder shall effect a Sale unless, at least 30 days prior to the date of such Sale:

                  i. The Shareholder wishing to effect a sale (the "Offeror") shall have given to the other Shareholder (the "Offeree") a notice of the Offeror's intention to effect such Sale (a "Sale Notice"). The Sale Notice shall include (x) the number of Common Shares that the Offeror desires to include in the Sale and (y) an invitation (the "Invitation") to the Offeree to make an offer to purchase such Common Shares. Alternatively, if the proposed transferee and material terms of such proposed Sale are then known by the Offeror, the Sale Notice shall include
                       (1) the identity of such transferee, (2) such material terms and such other information with respect to the Sale that the Offeree may reasonably request and (3) an Offer to sell to the Offeree, on terms and conditions substantially identical to those contained in the Sale Notice, the number of shares specified in the Sale Notice.


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


                  ii. If, within 20 days of receipt of the Sale Notice which includes an Invitation, the Offeree makes an offer to purchase such Common Shares for cash, the Offeror shall, by written notice to Offeree, accept or reject such offer. If the Offeror rejects such offer, for a period of 120 days following such rejection, the Offeror may only sell such Common Shares to any third party at a price per share at least five percent (5%) greater than the price per share offered by the Offeree. If the Offeror accepts the offer, the Offeree shall purchase the Common Shares that are the subject of the offer within 30 days of
                       Offeror's acceptance (which 30-day period shall be extended to the extent necessary to permit the preparation and filing of any application for Hart-Scott-Rodino clearance and any other required regulatory clearance). If the Offeree shall fail to purchase such Common Shares (other than because of the Offeror's failure to perform) within such 30-day period (as the same may be extended for required regulatory clearances), such Common Shares shall cease to be subject to this Agreement. If, within 20 days of receipt of the Sale Notice which includes an Offer, the Offeree does not notify the Offeror of Offeree's acceptance of the Offer included in the Sale Notice, the Offeror shall be free, for a period of 120 days, to consummate such Sale to the Person(s) identified in the Sale Notice, at a price no less than the price set forth in the Sale Notice and on terms otherwise no more favorable to the purchaser(s) than as set forth therein.

         (c) PARALLEL EXIT. Subject to Section 2(g), no Shareholder will effect a Sale, other than (i) a Sale by WRV to a Purchaser (as later defined herein) where WRV has elected to exercise its drag-along rights specified in Section 2(d) and has provided a Drag-Along Notice (as later defined herein) to Capricorn, (ii) a Public Sale or (iii) a Sale in "brokers' transactions" (as defined in Rule 144 under the Securities
         Act) pursuant to Rule 144 under the Securities Act, unless, prior to such Sale:

                  i. At least 30 days prior to the date of the proposed Sale, the Shareholder wishing to effect a Sale (the "Offeror") shall have given to the other Shareholder (the "Offeree") notice (the "Tag-Along Notice") of the Offeror's intention to effect the Sale. The Tag-Along Notice shall set forth (x) the amount of Common Shares that the Offeror desires to include in the Sale, (y) the principal terms of the Sale, including the name of the proposed transferee(s) (if known), the price at which such Common Shares are intended to be sold and such other information with respect to such Sale as the Offeree shall reasonably request, and (z) an offer (the "Tag-Along Offer") from the Offeror to the Offeree to cause to be included in the Sale, on terms and conditions substantially identical to those on which the Offeror shall effect the Sale of its Common Shares and not materially less favorable to such Offeree than the terms and conditions set forth in the Tag-


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


                       Along Notice, an amount of Common Shares determined in accordance with Section 2(c)(iii) hereof.

                  ii. An Offeree, who shall not have accepted the Tag-Along Offer by notice in writing delivered to the Offeror within a period of 20 days from the date of delivery of the Tag-Along Notice, shall be deemed to have waived all of its rights under this Section 2(c) with respect to the Sale of Common Shares described in such Tag-Along Notice; and the Offeror shall thereafter be free, for a period of 120 days, to effect the Sale to the Person(s) named in the Tag-Along Notice, at a price no greater than the price set forth in the Tag-Along Notice and on terms not materially more favorable to them than those set forth therein, without any further obligation to such Offeree under this Section 2(c).

                  iii. An Offeree who shall have accepted the Tag-Along Offer by notice  in  writing  delivered  to the  Offeror  within a
                       period of 20 days from the date of delivery of the Tag-Along Notice (a "Participating Offeree") shall be entitled to include in the Sale described in the Tag-Along Notice, on the same terms and conditions as the Offeror shall include Common Shares, up to an amount of Common Shares equal to the product of (x) the number of Common Shares then held by the Participating Offeree multiplied by (y) a fraction, the numerator of which is the aggregate number of Common Shares to be included in the Sale by the Shareholders and the denominator of which is the number of Common Shares held by the Offeror plus the number of Common Shares held by the Participating Offeree.

         (d) RIGHT TO COMPEL SALE; DRAG-ALONG RIGHTS. Subject to Section 2(g) hereof, if WRV proposes to effect a Sale to a third party (the "Purchaser"), for cash, cash equivalents or readily marketable securities, of all Common Shares held by WRV (the "Purchase Offer"), WRV may, at its option, require Capricorn to sell all Common Shares held by Capricorn to the Purchaser for the same consideration per share and otherwise on substantially the same terms and conditions upon which WRV sells its Common Shares.

                  WRV may exercise the rights described in this Section 2(d) by providing a written notice (the "Drag-Along Notice") of the Purchase Offer to Capricorn no later than 30 days prior to the date set for the Sale in the Purchase Offer. The Drag-Along Notice shall contain written notice of the exercise of WRV's rights pursuant to this Section 2(d) to require the Sale of all of the Common Shares held by Capricorn, setting forth the consideration per share to be paid by the Purchaser and the other material terms and conditions of the Purchase Offer. No later than five (5) business days before the date set for the Sale in the Purchase Offer, Capricorn shall deliver to a representative of WRV designated in the Drag-Along Notice, or any subsequent notice, certificates representing all Common Shares held by Capricorn, duly endorsed in blank for transfer, with signatures guaranteed, together with all other documents required to be executed in connection with such Purchase Offer or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Common Shares pursuant to this Section 2(d) on the date set for Sale pursuant to the Purchase Offer against delivery to Capricorn of the consideration therefor.

         (e)      CERTAIN OBLIGATIONS IN SALE.

                  i. A Shareholder electing pursuant to Section 2(c) hereof, or required by Section 2(d) hereof, to include Common Shares held by such Shareholder in any Sale hereunder (a "Participating Shareholder") shall take such actions and execute such documents and instruments as shall be necessary or desirable in order to consummate the Sale expeditiously.

                  ii. If, for any reason the Shareholder proposing the Sale (the "Selling Shareholder") determines it cannot complete the Sale, the Selling Shareholder shall return to the Participating Shareholder all certificates representing Common Shares that the Participating Shareholder delivered for Sale pursuant hereto together with all other documents delivered pursuant hereto by the Participating Shareholder, and all the restrictions on Sale or other disposition contained in this Agreement with respect to Common Shares shall again be in effect.

                  iii. At the  closing of a Sale of Common  Shares  pursuant  to
                       Section 2(c) or Section 2(d), the consideration with respect to the Common Shares of a Participating Shareholder sold pursuant thereto shall be paid directly to the Participating Shareholder. The Selling Shareholder shall furnish such other evidence of the completion and time of completion of such Sale or other disposition and the terms thereof as may be reasonably requested by the Participating Shareholder.

                  iv. Notwithstanding anything to the contrary herein, there shall be no liability on the part of the Selling Shareholder in the event that a Sale of Common Shares pursuant to Section 2(c) or Section 2(d) is not consummated for whatever reason. Whether to effect a Sale of Common Shares pursuant to Section 2(c) or Section 2(d) shall be in the sole and absolute discretion of the Selling Shareholder.

                  v. All costs and expenses incurred by the Selling Shareholder effecting a Sale pursuant to Section 2(c) or
                       Section 2(d), including without limitation all attorneys' fees, costs and disbursements and any finders fees or brokerage commissions, shall be allocated PRO RATA between the Selling Shareholder and the Participating Shareholder, with each bearing the portion of such costs and expenses equal to a fraction, the numerator of which shall be the amount of the gross proceeds received by such Shareholder from such Sale, and the denominator of which shall be the total amount of the gross proceeds received by the Selling Shareholder and the Participating Shareholder from such Sale.

         (f) COMPLIANCE WITH PARTS 2(A), 2(B), 2(C) AND 2(D). A Shareholder desiring to effect a Sale of Common Shares shall be bound by any and all of the provisions of Sections 2(a), 2(b), 2(c) and 2(d) applicable by their terms to such Shareholder and such Sale, and any Sale by such Shareholder must comply with the terms of each such applicable provision. Without limiting the generality of the foregoing, a Shareholder must deliver to the other Shareholder at the appropriate times both a Tag-Along Notice and a Sale Notice, must permit the Shareholder accepting the offer made in the Tag-Along Notice to include its Common Shares in the Sale pursuant to Section 2(c) and must comply with any limitations applied as a result of Section 2(b).

         (g) EXCLUDED TRANSACTIONS. Anything herein to the contrary notwithstanding, the provisions of Sections 2(a), 2(b) and 2(c) shall not apply to a Sale by any Shareholder to any Affiliate (as hereinafter defined) of such Shareholder, if such Affiliate agrees in writing in connection with such Sale to be bound by all of the provisions of this Agreement applicable to such Shareholder and such Common Shares. Furthermore, the rights of WRV set forth in Section 2(d) shall not apply to a Sale by WRV to any Affiliate of WRV. As used herein, the term "Affiliate" with respect to any Shareholder shall have the same meaning as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

3.       BOARD OF DIRECTORS.

         (a) VOTING. Each Shareholder agrees to vote all Common Shares and other securities of the Company entitled to vote in the election of the Company's Board of Directors (the "Board") now owned or hereafter acquired by such Shareholder (collectively, the "Voting Shares"), and agrees to take all reasonable action as shareholders to cause, the election to the Board of one individual designated from time to time by Capricorn and any individuals designated from time to time by WRV (any such designee of Capricorn or WRV is referred to herein as a "Nominee").

         (b) SUBSTITUTION. If any Nominee shall be unable or unwilling to serve prior to his or her election to the Board, the Shareholder designating such Nominee shall be entitled to designate a replacement who shall then be a Nominee for the purposes of this Agreement. If, following election to the Board, any Nominee shall resign or be removed or be unable to serve by reason of death or disability, the Shareholder designating such Nominee shall, within 30 days of such event, notify the other Shareholder in writing of a replacement, and the Shareholders shall take all reasonable steps as may be necessary to elect, or cause the appointment of, such replacement to the Board to fill the unexpired term of the Nominee.

         (c) REMOVAL. If, following the election of a Nominee to the Board, the Shareholder designating such Nominee desires the removal of such Nominee, each Shareholder agrees to vote all Voting Shares now owned or hereafter acquired by such Shareholder at any regular or special meeting of the shareholders of the Company called for the purpose, for, or otherwise consent to, the removal of such Nominee from the Board. Except as set forth in this Section 3(c), no Shareholder shall vote any Voting Shares in favor of, or consent to, the removal of any Nominee designated by another Shareholder.

         (d) The rights set forth in this Section 3 may be exercised by Capricorn only so long as Capricorn owns at least 80% of the Common Shares acquired by Capricorn pursuant to the Stock Purchase Agreement and may not be assigned by either Shareholder except to an Affiliate of such Shareholder in connection with a sale of Common Shares pursuant to
         Section 2(g) hereof.

4.       LEGENDS.

         The Shareholders shall use reasonable efforts to cause each certificate evidencing outstanding Common Shares issued to any Shareholder to bear a legend substantially in the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT, DATED ______, 1998, AS THE SAME MAY BE AMENDED, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSFER, SALE OR HYPOTHECATION COMPLIES WITH THE TERMS OF SUCH AGREEMENT.

5.       SPECIFIC PERFORMANCE.

         The parties hereto each acknowledge and agree that, in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that such parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the United States District Court for the District of Delaware, or, in the event such court would not have jurisdiction for such action, in any court of the United States or any state having subject matter jurisdiction. The parties hereto each consent to personal jurisdiction in any such action brought in the United States District Court for the District of Delaware.

6.       ENTIRE AGREEMENT; AMENDMENTS.

         This Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to its subject matter. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.       INTERPRETATION.

         The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. If in the future other holders of Common Shares become parties to this Agreement (either pursuant to a transfer of Common Shares from a Shareholder or otherwise), references herein to Shareholder shall include each such additional party, as appropriate.

8.       NOTICES.

         All notices hereunder shall be in writing and shall be deemed to have been given or made when given or made in the manner and at the address set forth in the Stock Purchase Agreement or such other address as any party hereto may have furnished to the others in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

9.       TERMINATION.

         This Agreement shall terminate in its entirety on the earlier to occur of (i) the agreement to terminate by Capricorn and WRV, (ii) the liquidation of Capricorn and (iii) the distribution by Capricorn of all of the Common Shares held by it to its investors (which distribution shall not be deemed a Sale as defined herein).

10.      GOVERNING LAW.

         This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof which might refer such interpretation to the laws of a different state or jurisdiction.

11.      COUNTERPARTS.

         This  Agreement  may  be  executed   simultaneously   in  one  or  more
counterparts, each of which shall be deemed to be an original; but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Shareholders Agreement has been duly executed and delivered as of the date first above written.


                                      CAPRICORN INVESTORS, II L.P.


                                      By: CAPRICORN HOLDINGS, LLC
                                               Its General Partner

                                               By:
                                                  -----------------------------
                                                        Herbert S. Winokur, Jr.
                                                        Manager


                                      WHITE RIVER VENTURES, INC.


                                      By:
                                         ---------------------------------
                                      Authorizing Signatory


                                      By:
                                         ---------------------------------
                                      Authorizing Signatory